Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

April 12, 2006	For immediate release

For more information contact: Richard White or Steve Marsh at (802)-334-7915

     Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the period ended March 31, 2006, of $665,942, or $0.16 per share, as compared to $730,141 or $0.18 per share for the same period a year ago.

     As of March 31, the company reported assets of $349,262,633 with total loans of $258,802,897 and deposits of $284,698,341.

     In commenting on the Company's earnings performance, Chairman and CEO Richard White said that the bank continues to experience strong loan demand, with an increase of 3% in loans since December 31, 2005. "This is usually a slow time of year for us," said White, "but this year we have seen quite a lot of loan activity which indicates to us that our customers are optimistic about the economy notwithstanding the lack of snow this winter."

     The Company's board of directors has declared a cash dividend of $0.17 per share, payable May 1, 2006 to shareholders of record as of April 15, 2006. The annual shareholders meeting will be held at the Elks' Club in Derby on May 2 beginning at 5:30 PM.

     Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.

     Forward-Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the Company's financial condition, results of operations, earnings outlook and business affairs. Although these statements are based on management's current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company's control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company's northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company's interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company's products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company's business or impose additional costs and regulatory requirements.